Exhibit 23.3

August 29, 2025

Re: Consent to Reference Market Research Report as an Exhibit under Rule 436 of the Securities Act of 1933

To: Securities and Exchange Commission:

LeadLeo Information Technology (Beijing) Co., Ltd. (“LeadLeo”) hereby consents to the reference of our market research report titled “Research on the Chinese Brand Marketing Consulting Industry in 2024” (the “Report”), dated August 29, 2025, dated December 31st, 2024, commissioned by Cansince Innovations Inc. (the “Registrant”), in the Registration Statement on Form F-1 of the Registrant to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

LeadLeo consents solely to the reference of our name and the Report in the aforementioned filing as an exhibit under Rule 436 of the Act. LeadLo hereby consents to the references to our name and the inclusion of information, data, and statements from our research reports and amendments thereto, including but not limited to its report titled “Research on the Chinese Brand Marketing Consulting Industry in 2024,” in the Registration Statement on Form F-1 of Cansince Innovations Inc. to be filed with the SEC in connection with the Registrant’s initial public offering (the “Proposed IPO”). We further consent to any subsequent amendments to the Report, as well as the citation of our research report and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials related to the Proposed IPО.

Confirmation of Use:

1.	The Registrant has requested permission to incorporate by reference this report solely for providing general industry context.

2.	LeadLeo confirms that:

a.	The report was prepared independently without input from the Registrant.

b.	The data sources utilized in the report are publicly available and deemed reliable.

c.	No portion of the report constitutes an endorsement of the Registrant or its securities.

Limitation of Liability:

We further consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder.

The market research data and analysis contained in the Report are provided on a best-effort basis, based on information available to LeadLeo at the time of preparation. LeadLeo MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ACCURACY, COMPLETENESS, RELIABILITY, OR SUITABILITY OF THE INFORMATION CONTAINED IN THE REPORT. THE REPORT IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND.

LeadLeo SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR RELIANCE UPON THE REPORT OR ANY INFORMATION CONTAINED THEREIN, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CLIENT ACKNOWLEDGES THAT ANY BUSINESS DECISIONS MADE BASED ON THE REPORT ARE MADE SOLELY AT CLIENT’S OWN RISK.

This letter and the consent provided herein shall be governed by and construed in accordance with the laws of Delaware, USA without regard to its conflict of law principles.

Sincerely,

/s/ George Taube
President
Global Market Insights Inc.